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                                                                    EXHIBIT 12.2

                         AEROSOL SERVICES COMPANY, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

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
                                                                  YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                              1997           1998            1999
                                                            --------       --------        --------
                                                                     (DOLLARS IN THOUSANDS)
Income before taxes .................................       $    322       $     (5)       $     11
Fixed charges reflected in income (loss) before taxes
   Interest expense .................................          2,946          2,662              (2)
   One third of rental expenses .....................            336            339             358
                                                            --------       --------        --------
Total fixed charges .................................       $  3,282       $  3,001        $    356
                                                            ========       ========        ========


Income (loss) before taxes plus fixed charges above .       $  3,604       $  2,996        $    367
                                                            ========       ========        ========
Fixed charge ratio ..................................          1.10x          1.00x           1.03x
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